Exhibit 10-14

                PURCHASE AND SALE AGREEMENT


THIS PURCHASE AND SALE AGREEMENT ("Agreement") is entered into between Todd Shipyards Corporation, a Delaware corporation ("Seller") and The Board of Trustees of the Galveston Wharves ("Purchaser") , a separate utility and agency of the City of Galveston, Texas ("City").

                    W I T N E S S E T H:

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, the parties hereto hereby agree as follows:

Section 1. Sale and Purchase. Seller shall sell, convey, and assign to City, and Purchaser shall cause the City to purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, the following:

(a) the tracts or parcels of land situated in Galveston County, Texas described in Exhibit A hereto together with all rights and interests appurtenant thereto, including all of Seller's right, title, and interest in and to adjacent streets, alleys, rights-of-way, and any adjacent strips or gores of real estate (the "Land") ; all improvements located on the land (the "Improvements") ; and all rights, titles, and interests appurtenant to the Land and Improvements;

(b) all of Seller's right, title and interest in" and to (i) the leases and agreements described on Exhibit B, which is attached and incorporated by reference (collectively the "Leases" and individually a "Lease") (ii) all improvements located on the Leases (the "Leasehold Improvements"); and (iii) all rights, titles, and interests appurtenant to the Leases and Leasehold Improvements;

(c) all of Seller's right, title, and interest in and to the Berthing Agreement dated March 29, 1989, between Seller and Galveston Maritime, Inc., ('GMI ") , pertaining to the use or occupancy of a portion of the Land (the "GMI Agreement", which is described on Exhibit C), all rents relating thereto and prepaid for any period subsequent to the Closing Date (hereinafter defined) , and all deposits, security or otherwise ("Deposits"), made by GMI under the GMI Agreement; and

  (d) all of the following, to the extent they apply to the Land, the property subject to the Leases, the Improvements, or the Leasehold Improvements: (i) contracts or agreements pertaining to the use or occupancy of the Land, the property subject to the Leases, the Improvements or Leasehold Improvements, such as maintenance, service, or utility contracts (the "Property Agreements") , to the extent Purchaser elects to take assignment thereof, (ii) warranties, if any, relating to the Improvements and Leasehold Improvements, to the extent they are assign able or transferable, (iii) licenses, permits, or similar documents pertaining to the use or occupancy of the Land, the property subject to the Leases, the Improvements or Leasehold Improvements, to the extent they are assignable or transferable, and (iv) plans, drawings, specifications, surveys, engineering reports, and other technical information pertaining to the use or occupancy of the Land, the property subject to the Leases, the Improvements or Leasehold Improvements.

The above listed items are herein collectively called the "Property". All of the Property shall be conveyed, assigned, and transferred to City at Closing (hereinafter defined) free and clear of all liens, claims, easements, and encumbrances whatsoever except for the Permitted Encumbrances (hereinafter defined) . All tangible personal property not included as part of this Agreement and located on the Land or the property covered by the Leases, or in the Improvements or Leasehold Improvements, including without limitation the property described on Exhibit D hereto (the "Excluded Property"), shall be removed from the Property prior to the Closing Date, except as otherwise agreed by the parties.

Section 2. Purchase Price. The price for which Seller shall sell and convey the Property to City is $6,000,000.00 ("Purchase
Price"), to be paid as follows:

(a) Purchaser shall pay $600,000.00 of the Purchase Price at Closing in cash or cash equivalent as set forth in Section 7(a)(1) hereof.

(b) Purchaser shall cause to be delivered to Seller a series of subordinate-lien revenue bonds having an aggregate face amount of $5,400,000.00 and issued by the City (collectively the "Bonds" and individually a "Bond") , payment of which will be secured by (i) a deed of trust (the "Deed of Trust") in the form of Exhibit E hereto, which will encumber the Land and property described in the Leases, and (ii) a vendor's lien reserved by Seller in the general warranty deed to be delivered to City at Closing, as provided in a trust indenture associated with the Bonds (the "Trust Indenture"), which will encumber revenues of Purchaser as provided in the Trust Indenture.

  The Bonds and Trust Indenture will be in form and substance as described in Section 9 of this Agreement.

Section 3.  Delivery of Information by Seller.

(a) No later than December 6, 1993, Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

(1) commitment for Title Insurance ("Title Commitment") from Charter Title Company, whose address is 4265 San Felipe, Suite 350, Houston, Texas 77027 (the "Title Company") setting forth the status of the title of the Land, Improvements, the property covered by the Leases, and Leasehold Improvements and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and all other matters of record affecting the Land, Improvements, the property covered by the Leases or Leasehold Improvements; and

(2) a true, complete, and legible copy of each document referred to in the Title Commitment ("Title Commitment Documents").

(b) No later than December 6, 1993, Seller, at its sole cost and expense, shall deliver to Purchaser a survey ("Survey") consisting of a plat and field notes prepared by a licensed surveyor acceptable to Purchaser and Title Company, which Survey shall (i) reflect the actual dimensions of, and area within, the Land and property covered by the Leases, the location of any easements, setback lines, encroachments, or overlaps thereon or thereover, and the outside boundary lines of all Improvements and Leasehold Improvements, (ii) identify by recording reference all easements, set back lines, and other matters referred to in the Title Commitment, (iii) include the surveyor's registered number and seal, the date of the Survey, and a certificate satisfactory to Purchaser, (iv) reflect that there is access to and from the Land and property covered by the Leases from a publicly dedicated street or road, (v) be sufficient to cause the Title Company to delete (except for "shortages in area") the printed exception for "discrepancies, conflicts or shortages in area or boundary lines, or encroachments, or any overlapping of improvements" in the Owner's Title Policy to be delivered pursuant to Section 7 hereof,
(vi) reflect any area within the Land and property covered by the Leases that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or any other governmental agency or body as being subject to special or increased flooding hazards, and (vii) in general, comply with the requirements of the Texas Society of Professional Surveyors for a Category 1A, Condition II: Land Title Survey. For purposes of the property description to be included in the general warranty deed to be delivered pursuant to Section 7 hereof ' the field notes prepared by the surveyor shall control any conflicts or inconsistencies with Exhibit A hereto, and such field notes shall be incorporated herein by this reference upon their completion and approval by Purchaser. Notwithstanding the foregoing, Purchaser agrees to contribute the sum of $10,000.00 towards the cost of the Survey in the event Closing does not occur.

(c) No later than December 6, 1993, Seller, at its sole cost and expense, shall deliver to Purchaser current searches of all Uniform Commercial Code financing statements filed with the Office of the Secretary of State of Texas and the County Clerk of Galveston County, Texas against Seller and Seller's predecessors in title reflecting all effective financing statements then of record relating to the Property or any part thereof.

(d) No later than December 6, 1993, Seller, at its sole cost and expense, shall deliver to Purchaser (i) legible copies of all Leases, including all amendments and modifications thereof, and all consents or waivers with respect thereto that modify or supplement the provisions thereof in any respect, (ii) legible copies of all Property Agreements, (iii) a schedule of all Deposits,
(iv) legible copies of all engineering and technical reports in the possession of Seller or its representatives that concern the Land, Improvements, the property covered by the Leases, or Leasehold Improvements including soils testing reports and reports of environmental or hazardous waste inspections or surveys, (v) legible copies of all plans and specifications that describe or relate to the Improvements and Leasehold Improvements, (vi) a legible copy of the GMI Agreement, each amendment or modification thereof, and each agreement relating thereto, and (vii) legible copies of any other agreement affecting the Property. The documents described in this Section 3(d) are herein collectively called the "Documents" and the information contained in the Documents is herein collectively called the "Information". Purchaser shall keep the Information confidential until the Closing Date.

  Section 4.   Right of Inspection; Contingency Period;
Environmental Audit.

  (a) From the date of execution hereof to the Closing Date, Seller shall afford Purchaser and its representatives a continuing right to test and inspect, at reasonable hours, the Property, and all books, records, contracts, and other documents or data pertaining to the ownership, operation, or maintenance of the Property; provided, however, that in conducting its testing or inspection Purchaser shall not unreasonably interfere with the business and operations of the Seller or of any tenant. To the extent permitted by law, Purchaser agrees to indemnify Seller and hold it harmless against all injury, damage, loss, cost and expense, including cost of repairing damage to the Property and cost of defending claims arising out of the exercise of Purchaser's test and inspection rights accorded by this Section 4(a).

(b) If for any reason Purchaser, in its sole and absolute discretion, is not satisfied with the physical condition of the Improvements or the Leasehold Improvements, or any matter in the Documents, or any part of the Information, or is otherwise not satisfied with the Property for any reason whatsoever, then Purchaser shall have the right to terminate this Agreement in accordance with Section 12 (b) hereof, by delivering to Seller a notice of termination at any time during the period from the date hereof until 5:00 p.m. CST on December 13, 1993 ("Contingency Period"). If Purchaser does not so terminate this Agreement prior to the expiration of the Contingency Period, Purchaser shall have waived its right to terminate this Agreement under this Section 4.

(c) Prior to the expiration of the Contingency Period, Seller shall remove, or cause to be removed, all friable asbestos and other hazardous material, if any, from the Property, identified in the Phase II Environmental Audit (the "Audit") prepared by Environmental Options, Inc., a copy of which Audit shall be delivered to Purchaser as soon as reasonably possible after receipt thereof by Seller, but in no event less than five (5) days before the end of the Contingency Period. If Purchaser is not satisfied with any item contained in the Audit, Purchaser shall have the right to terminate this Agreement in accordance with
Section 12(b) hereof.

Section 5. Title. Purchaser shall have the right to object in writing to any liens and encumbrances reflected by the Title Commitment or Survey. Such objection must be made within ten (10) days after Purchaser is in receipt of all of the Survey, the Title Commitment, and the Title Commitment Documents. All liens and encumbrances to which Purchaser so objects are hereinafter referred to as the "Non-Permitted Encumbrances"; if no such notice of objection is given during the period allowed, then it shall be deemed that all matters reflected by the Survey and Title Commitment are "Permitted Encumbrances". Seller shall have the right, but not the obligation, at its sole cost, to cure or remove all Non-Permitted Encumbrances and give Purchaser written notice thereof before the end of the Contingency Period; provided, however, that Seller at its sole cost shall be obligated to cure or remove at or before Closing all mortgages, deeds of trust, judgment liens, mechanics and materialments liens, and other liens against the Property, whether or not Purchaser objects thereto during the period allowed. If Seller does not timely cause all of the Non-Permitted Encumbrances to be removed or cured, and timely written notice thereof to be given to Purchaser, then Purchaser shall have the right either (i) to terminate this Agreement in accordance with Section 12(b) hereof by delivering notice to Seller before the end of the Contingency Period, or (ii) to elect to purchase the Property subject to the Non-Permitted Encumbrances, other than liens that Seller is obligated to cure or remove, in which case the Non-Permitted Encumbrances (other than liens that Seller is obligated to cure or remove) subject to which Purchaser elects to purchase the Property shall thereafter be Permitted Encumbrances. The GMI Agreement is hereby designated a Permitted Encumbrance.

Section 6. Seller's Representations, Warranties, and Covenants.
Seller hereby represents and warrants to, and covenants with, Purchaser that:

(a) Seller has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

(b) Except as set forth on Schedule 6(b), Seller has good and indefeasible title in fee simple to the Land free and clear of all liens (except those liens that will be released at or before Closing), and no party, except as herein set forth, has or shall have on the Closing Date any rights in, or to acquire, the Property.

(c) Except as set forth on Schedule 6 (c), to the best of Seller's knowledge, but without any independent investigation by Seller, or any obligation of Seller to make such investigation, the Improvements and Leasehold Improvements are being maintained in substantial compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building setback lines, covenants, reservations, and easements, and Seller has received no notice, written or oral, claiming any violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply.

(d) The Description of Leases attached hereto as Exhibit B sets forth in all material respects a description of each Lease including (i) the commencement date and scheduled expiration date thereof , (ii) all renewal, expansion, and similar rights afforded thereby, (iii) the area leased thereby, (iv) the rental paid by the tenant thereunder, (v) the amount of the security and any other deposits paid by the tenant thereunder, and (vi) the amount of any rental discounts, rebates, rental concessions, brokerage commissions, and other items payable thereunder or in connection therewith. The Description of Leases is true and correct in all respects and accurately represents the subject matter thereof as of the date thereof.

(e)  Except as set forth on Schedule 6 (e) , with respect to each
Lease: (i) such Lease is in full force and effect and no uncured breach or default exists on the part of the landlord or tenant thereunder; (ii) Seller has accepted possession of the leased premises and has no obligation to construct, install, or repair any improvements or facilities thereon; (iii) no rent called for under such Lease has been paid more than thirty (30) days in advance of its due date; and (iv) Seller is not asserting any claim of offset or other defense in respect of its or the landlord's obligations under its Lease.

(f) The Description of the GMI Agreement attached hereto as Exhibit C sets forth in all material respects a description thereof including (i) the commencement date and scheduled expiration date thereof, (ii) all renewal, expansion, and similar rights afforded thereby, (iii) the area leased thereby, (iv) the rental paid by GMI thereunder, (v) the amount of the security and any other deposits paid by GMI thereunder, and (vi) the amount of any rental discounts, rebates, rental concessions, brokerage commissions, and other items payable thereunder or in connection therewith. The Description of the GMI Agreement is true and correct in all respects and accurately represents the subject matter thereof as of the date thereof.

(g) Except as set forth on Schedule 6 (g) , with respect to the GMI Agreement: (i) it is in full force and effect and no uncured breach or default exists on the part of the landlord or tenant thereunder; (ii) GMI has accepted possession of its leased premises in their present condition and the landlord has no obligation to construct, install, or repair any improvements or facilities for GMI; (iii) no rent called for under the GMI Agreement has been paid more than thirty (30) days in advance of its due date; (iv) GMI is not asserting any claim of offset or other defense in respect of its obligations thereunder; and (v) GMI is not entitled to any concession, rebate, allowance, or period of occupancy free of rent under the GMI Agreement or any other agreement with Seller.

(h) There is no lease or agreement (other than the GMI Agreement) between Seller and any other person or entity, pertaining to the use or occupancy of any portion of the Property.

(i) The copies of all Documents and other documents delivered by Seller to Purchaser pursuant to this Agreement shall be true and complete in all material respects and, to the best of Seller's knowledge and belief, the Information shall be true and complete in all material respects.

(j) Except as disclosed on Schedule 6(j), there are no actions, suits, claims, assessments, or proceedings pending or, to the knowledge of Seller, threatened that could materially adversely affect the ownership, operation, or maintenance of the Property or Seller's ability to perform hereunder.

(k) All bills and other payments due with respect to the ownership, operation, and maintenance of the Property have been paid or will be paid prior to Closing in the ordinary course of business.

(1)  From the date hereof until the Closing Date, Seller shall:
(i) maintain the Property in substantially the same condition as it exists as of the date hereof; (ii) except as disclosed on
Schedule 6(e), continue all Leases, Property Agreements, the GMI Agreement, and insurance policies or contracts relative to the Property in full force and effect and neither cancel, amend, nor renew any of the same without Purchaser's prior written consent;
(iii) not commit or permit to be committed any waste to the Property; and (iv) not, without the prior written consent of Purchaser, enter into any agreement or instrument or take any action that would encumber the Property after Closing, that would bind Purchaser or the Property after Closing, or that would be outside the normal scope of maintaining and operating the Property.

  (m) There are no labor disputes, organizational campaigns, or union contracts existing or under negotiation with respect to the Property or the operation thereof. There are no employees engaged in the operation or maintenance of the Property for whom Purchaser will be responsible after Closing.

(n) Attached hereto as Exhibit F is a complete and correct list of all Property Agreements setting forth the identity of the parties thereto, the date of such agreement, the consideration payable thereunder, the services to be rendered thereunder, and the expiration date thereof. Except as otherwise expressly indicated on Exhibit F, all of the Property Agreements are cancelable on thirty (30) or fewer days notice, without payment of any cancellation consideration.

(o)  To the best of Seller's knowledge and except as set forth on
Schedule 6 (o) , the Property is not the site of any activity that would violate any past or present environmental law or regulation of any governmental body or agency having jurisdiction over the Property. Specifically, but without limitation, to the best of Seller's knowledge and except as set forth on Schedule 6(o): (i) solid waste, petroleum, or petroleum products are not handled on the Property such that they may leak or spill onto the Property or contaminate the Property, (ii) there is no on-site contamination resulting from activities on the Property or adjacent tracts, and
(iii) the Property contains no "hazardous materials" which shall mean any flammables, explosives, radioactive materials, asbestos, or other hazardous waste including without limitation substances defined as "hazardous substances", "hazardous materials", or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Hazardous Materials Transportation Act; and the Resources Conservation and Recovery Act, all as amended.

(p) None of the property or area covered by the GMI Agreement or any Lease has been sublet by Seller to any person, and neither the GMI Agreement nor any Lease has been assigned by Seller to any person.

If (i) any of Seller's representations and warranties set forth in this Section 6 are untrue in any material respect, or (ii) at any time at or before Closing there is any material change with respect to the matters represented and warranted by Seller pursuant to this Section 6, then Seller shall give Purchaser prompt written notice thereof, and Purchaser shall have the right to terminate this Agreement in accordance with Section 12 (b) hereof by delivering notice to Seller at any time at or before the Closing. All of Seller's representations and warranties shall survive the Closing.

Section 7. Closing. The closing ("Closing") of the sale of the Property by Seller to City shall occur on December 16, 1993 ("Closing Date"), or such later date if extended by the provisions of Section 9(g) below. The Closing shall occur in the offices of Title Company, or such other mutually agreed upon location, commencing at a mutually agreeable time on the Closing Date. At the Closing the following, which are mutually concurrent conditions, shall occur:

(a) Purchaser, at its sole cost and expense (except for the Mortgagee's Title Policy, which will be at Seller's sole cost and expense) , shall deliver or cause to be delivered to Seller the following:

(1) Cashier's check, or the check of the Title Company, made payable to the order of Seller, or immediately available cash funds, in the amount of the cash portion of the Purchase Price as specified in Section 2(a) hereof, adjusted in accordance with
Section 7(c) hereof;

(2)   Bonds and Trust Indenture fully executed by City;

(3)  Deed of Trust fully executed and acknowledged by City;

(4) Evidence satisfactory to Seller and Title Company that the persons executing the Closing documents on behalf of Purchaser and City have full right, power, and authority to do so; and

(5)   Mortgagee's Title Policy in the amount of $5,400,000.00.

(b) Seller, at its sole cost and expense (except for the areas and boundaries deletion in the Owner's Policy of Title Insurance, which, if obtained, will be at Purchaser's sole cost and expense) , shall deliver or cause to be delivered to City or Purchaser, whichever is appropriate, the following:

(1) General Warranty Deed in the form of Exhibit G hereto,, fully executed and acknowledged by Seller, conveying to City the Land, Improvements, Leases and Leasehold Improvements, subject only to the Permitted Encumbrances, the Deed of Trust, the Trust Indenture and a vendor's lien securing payment of the Bonds, provided, however, that the conveyance of Seller's right, title and interest in and to adjacent streets, alleys, rights of way, and any adjacent strips or gores of real estate may be without warranty of title, and the Improvements and Leasehold Improvements may be conveyed without warranty of any kind except warranty of title;

(2) Bill of Sale and Assignment in the form of Exhibit H hereto, fully executed and acknowledged by Seller, assigning, conveying, and transferring all of the Property other than the Land, Improvements, Leases and Leasehold Improvements, to City, subject only to the Permitted Encumbrances, but without warranty of any kind except warranty of title;

(3)  Tenant Estoppel Certificate substantially in the form   of
Exhibit I hereto, executed by GMI;

(4) Owner's Policy of Title Insurance in the amount of the Purchase Price issued by Title Company (with such reinsurance as Purchaser may require), insuring that Purchaser is the owner of the Land, Improvements, the property covered by the Leases and Leasehold Improvements, subject only to the Permitted Encumbrances and the standard printed exceptions included in a Texas standard form owner's policy of title insurance; provided, however, that
(i) the standard exception for discrepancies, conflicts, or shortages in area shall be deleted except for "shortages in area",
(ii) such policy shall have "None of Record" endorsed regarding restrictions except for restrictions that are Permitted Encumbrances, (iii) the rights of parties in possession shall be deleted, and (iv) the standard exception for taxes shall be limited to the year in which the Closing occurs, marked "not yet due and payable", and subsequent years and subsequent assessments for prior years due to change in land usage or ownership;

(5) Current certificate issued by a company acceptable to Purchaser reflecting that since the date of the searches furnished pursuant to Section 3(c) hereof no Uniform Commercial Code filings, chattel mortgages, assignments, pledges, or other encumbrances have been filed in the offices of the Secretary of State of the State of Texas or the County Clerk of Galveston
County with reference to the Property;

(6) Evidence satisfactory to Purchaser and the Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;

(7) Certificate executed by Seller stating that, as of the Closing Date, each of Seller's representations and warranties set forth in Section 6 hereof is true and correct in all material respects;

(8) Certificate in the form of Exhibit i hereto meeting the requirements of Section 1445 of the Internal Revenue Code of 1986, executed and sworn to by Seller.

(9) Such other instruments as are customarily executed in Texas to effectuate the conveyance of property similar to the Property, with the effect that, after the Closing, City will have succeeded to all of the rights, titles, and interests of Seller related to the Property and Seller will no longer have any rights, titles, or interests in and to the Property, other than pursuant to the liens securing payment of the Bonds.

(c) All normal and customarily proratable items, including without limitation real estate and personal property taxes, utility bills, insurance premiums, rents, interest, and Property Agreement payments shall be prorated as of the Closing Date, Seller being charged and credited for all of same up to such date and Purchaser being charged and credited for all of same on and after such date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, when actual figures are received, a cash settlement will be made between Seller and Purchaser. The provisions of this Section 7(c) shall survive the Closing.

(d) Seller shall pay all costs incurred by Seller and liabilities relating to the Property that arise out of or are attributable to the period prior to the Closing Date, and shall indemnify and hold harmless Purchaser from such costs and liabilities and from all reasonable attorneys' fees expended by Purchaser in connection therewith. Seller shall have the right to receive all proceeds relating to the Property that are properly allocable to the period before the Closing Date, and Purchaser shall have the right to receive all proceeds relating to the Property that are properly allocable to the period from and after the Closing Date.
Purchaser shall pay all costs incurred by Purchaser and liabilities relating to the Property that arise out of or are attributable to the period from and after the Closing Date, except such costs and liabilities that arise out of or result from a breach by Seller of its representations and warranties set forth in Section 6 hereof, and, to the extent permitted by law, Purchaser shall indemnify and hold harmless Seller from such reasonable costs and liabilities and from all reasonable attorneys, fees expended by Seller in connection therewith. This
Section 7(d) shall survive the Closing.

  (e) Upon completion of the Closing, Seller shall deliver to City possession of the Property free and clear of all tenancies of every kind and parties in possession (except the Permitted
Encumbrances), with all parts of the Property in the same condition as on the date hereof, normal wear only excepted.

(f) Upon completion of Closing, the City's title to the Leases and the land covered by the Leases will merge, the Leases will terminate, and Seller will have no further obligation under the Leases except for payment of taxes, rent, and other liabilities attributable to the period before the Closing Date.

Section 8. Commissions. Seller has agreed to pay a commission to Cushman & Wakefield of Texas, Inc. upon the consummation of Closing. Seller shall defend, indemnify, and hold harmless Purchaser, from and against all claims by third parties for brokerage, commission, finders, or other fees relative to this Agreement or the sale of the Property, and all court costs, attorneys, fees, and other costs or expenses arising therefrom, and alleged to be due by authorization of Seller. As provided for in the Texas Real Estate License Act, City is advised to have an abstract of title with regard to the Property examined by an attorney of its choice, or to obtain a policy of title insurance.

Section 9. Bonds and Trust Indenture. Notwithstanding any other provision in this Agreement, City's obligation to purchase the Property is subject to the following:

(a) Purchaser will use its best efforts to cause the City to authorize and issue the Bonds pursuant to the terms of the Trust Indenture. Purchaser shall adopt a resolution requesting the City to issue the Bonds, and urging the City to adopt an ordinance providing for the sale of the Bonds.

(b) Payment of the Bonds will be secured by a lien on the Land and the property described in the Leases, and a subordinate lien on the revenues of Purchaser as provided in the Trust Indenture. The Deed of Trust will limit Seller from foreclosing its liens in the event of default by Purchaser until after December 31, 1995.

(c) The Bonds will be taxable bonds bearing interest at the rate of eight percent (8%) per annum. Interest on each Bond will be paid semiannually beginning July 1, 1994. The Bonds may be prepaid in whole or in part at any time without penalty.

(d)  The Bonds will be issued in the following principal amounts, having the maturity date indicated:
  Principal Amount   Maturity Date

  $216,000.00    January 1, 1995
  $216,000.00    January 1, 1996
  $216,000.00    January 1, 1997
  $216,000.00    January 1, 1998
  $216,000.00    January 1, 1999
  $216,000.00    January 1, 2000
  $216,000.00    January 1, 2001
  $216,000.00    January 1, 2002
  $216,000.00    January 1, 2003
$3,456,000.00    January 1, 2004

(e) The ordinance, Bonds, Trust Indenture, and related documents will be prepared by bond counsel for City with the assistance and direction of Purchaser's financial advisor, all subject to the approval of Seller. All matters concerning the Bonds, Trust Indenture, and related documents must be approved in writing by the Attorney General of the State of Texas prior to Closing.

(f) The Bonds shall be purchased by Seller on the Closing Date accompanied by an investment letter executed by Seller.

(g) If the Bonds are not approved for sale by the Attorney General by the Closing Date set forth in Section 7, then the Closing Date shall be extended until the Bonds are approved for sale; provided, however, that the Closing Date shall not be extended past January 1, 1994, without the written agreement of Seller and Purchaser. If the Bonds are not approved for sale by January 1, 1994, either Seller or Purchaser shall have the right to terminate this Agreement by notice to the other in accordance with Section 12 hereof.

Section 10. Indemnity. Seller shall indemnify and hold Purchaser harmless from and against any and all losses, demands, claims, costs, expenses, and liability, asserted against Purchaser and arising out of the matters set forth on Schedules 6(c), 6(g), 6(j), and 6(o) to this Agreement.

  Section 11. Destruction, Damage, or Taking Before Closing. If, before Closing, all or any part of the Property is destroyed or damaged, or becomes subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof. Purchaser shall have the right to elect to proceed with the Closing (subject to the other provisions of this Agreement) by delivering notice thereof to Seller within five (5) business days of receipt of Seller's notice respecting the damage, destruction, or taking, but Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser at Closing Seller's rights to such proceeds or awards. If, within five (5) business days of receipt of Seller's notice respecting the damage, destruction, or taking, Purchaser notifies Seller of its intent to terminate this Agreement, or if Purchaser gives no notice within such period, then Purchaser shall be deemed to have terminated this Agreement pursuant to Section 12(b) hereof.

Section 12.  Termination and Remedies.

(a) If City fails to consummate the purchase of the Property pursuant to this Agreement for any reason then Seller, as its sole remedy, shall have the right to terminate this Agreement by notifying Purchaser thereof, in which event neither City nor Seller shall have any further rights or obligations hereunder.

(b) If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than Purchaser's or City's failure to perform its obligations hereunder, then Purchaser shall have the right to: (i) terminate this Agreement by notifying Seller thereof, in which case neither party hereto shall have any further rights or obligations hereunder; (ii) enforce specific performance of the obligations of Seller hereunder; or
(iii) seek all other rights, recourses, or remedies available to Purchaser whether hereunder, at law, or in equity, said rights, remedies, and recourses being cumulative.

Section 13. Notices. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to such party; by prepaid telegram or telex; or by facsimile copy transmission. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

If to Seller, to:  Mr. Patrick W. E. Hodgson
  Todd Shipyards Corporation
  1801 16th Avenue S. W.
  P. 0. Box 84788
  Seattle, Washington 98134

with a copy to:  Mr. Ellis L. Tudzin
  McGlinchey Stafford Lang
  Wortham Tower
  2727 Allen Parkway, Suite 1900
  Houston, Texas 77019

If to Purchaser, to:  Mr. Doug J. Marchand
  Port of Galveston
  123 Rosenberg Avenue
  P. 0. Box 328
  Galveston, Texas  77553

with a copy to:  Mr. Benjamin R. Powel
  McLeod, Alexander, Powel & Apffel
  802 Rosenberg Avenue
  P. 0. Box 629
  Galveston, Texas 77553

Either party hereto may change its address f or notice by giving three (3) days prior written notice thereof to the other party.

Section 14. Assigns; Beneficiaries. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement is for the sole benefit of Seller, City, and Purchaser, and no third party is intended to be a beneficiary of this Agreement.

Section 15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, and all obligations hereunder are performable in Galveston County, Texas.

Section 16. Entire Agreement. This Agreement is the entire agreement between Seller, City, and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. Exhibits A through J and Schedules 6(b), 6(c), 6(e), 6(g), 6 (j) , and 6 (o) , attached hereto, are incorporated herein by this reference for all purposes.

Section 17. Coastal Disclosure. The real property described in this contract is located seaward of the Gulf Intracoastal Waterway to its southernmost point and then seaward of the longitudinal line also known as 97 degrees, 121, 19" which runs southerly to the international boundary from the intersection of the center line of the Gulf Intracoastal Waterway and the Brownsville Ship Channel. If the property is in close proximity to a beach fronting the Gulf of Mexico, the City is hereby advised that the public has acquired a right of use or easement to or over the area of any public beach by prescription, dedication, or presumption, or has retained a right by virtue of continuous right in the public since time immemorial, as recognized in law and custom.
The extreme seaward boundary of natural vegetation that spreads continuously inland customarily marks the landward boundary of the public easement. If there is no clearly marked natural vegetation line, the landward boundary of the easement is as provided by Sections 61.016 and 61.017, Natural Resources Code.
State law prohibits any obstruction, barrier, restraint, or interference with the use of the public easement, including the placement of structures seaward of the landward boundary of the easement. STRUCTURES ERECTED SEAWARD OF THE VEGETATION LINE (OR OTHER APPLICABLE EASEMENT BOUNDARY) OR THAT BECOME SEAWARD OF THE VEGETATION LINE AS A RESULT OF NATURAL PROCESSES ARE SUBJECT TO A LAWSUIT BY THE STATE OF TEXAS TO REMOVE THE STRUCTURE.

The City is hereby notified that the City should seek the advice of an attorney or other qualified person before executing this contract or instrument of conveyance as to the relevance of these statutes and facts to the value of the property the purchaser is hereby purchasing or contracting to purchase.

Section 18. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement. A photocopy or facsimile reproduction of an original signature of a party shall be effective to bind that party to the terms, covenants, and conditions of this Agreement.

IN WITNESS WHEREOF, Purchaser and Seller have executed this
Agreement as of the 6th day of December, 1993.

PURCHASER  :    THE  BOARD OF TRUSTEES OF THE GALVESTON
        WHARVES, a separate utility and agency of the City of Galveston, Texas

        By:  _/s/ D.J. Marchand
        Name: D.J. MARCHAND

        Title: GENERAL MANAGER-PORT DIRECTOR


SELLER:      TODD SHIPYARDS CORPORATION, a Delaware
        corporation

        By:.  s/ Patrick W.E. Hodgson
        Name: PATRICK W.E. HODGSON

      Title: CHAIRMAN AND CEO

This Agreement has been ratified and confirmed in all respects by the City of Galveston, Texas.

SIGNED the 9th  day of December, 1993.

THE CITY OF GALVESTON, TEXAS


By: /s/ Barbara K. Crews
Name:  Barbara K. Crews
Title: Mayor, City of Galveston


THE STATE OF TEXAS

COUNTY OF GALVESTON


DEED OF TRUST


This Agreement is entered into between The City of Galveston, Texas, whose mailing address is P.O. Box 779, Galveston, Texas 77553 (hereinafter termed "Grantor"), and Ellis L. Tudzin, Trustee, whose mailing address is 11757 Katy Freeway, Suite 1400, Houston, Texas 77079 (hereinafter termed "Trustee"), as Trustee for the benefit of Todd Shipyards Corporation, a Delaware corporation, whose mailing address is P.O. Box 84788, Seattle, Washington 98124 (hereinafter termed "Beneficiary").

I.  DEFINITIONS.

1.1 The term "Bonds" shall mean those certain Wharves and Terminal Subordinate Lien Revenue Bonds, Series 1993B, having an aggregate face value of $5,400,000.00, issued by Grantor.

1.2 The term "Indebtedness" shall mean any and all sums becoming due and payable pursuant to the Bonds.

1.3 The term "Mortgaged Premises" shall mean and include the real property situated in Galveston County, Texas, described on Exhibit "A" which is attached hereto and incorporated herein for all purposes, together with all buildings and improvements of every kind and description now or hereafter erected or placed thereon.

1.4 The term "Trust Indenture,, shall mean the document entered into by and between Grantor and Texas Commerce Trust Company, National Association, as Trustee, dated as of November 18, 1993, and relating to the Bonds.

II.  CONVEYANCE IN TRUST

In consideration of Ten Dollars ($10-00) cash in hand paid, of Beneficiary's purchase of the Bonds, and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Grantor, subject to the matters set forth on Exhibit "B" (the "Permitted Encumbrances"), hereby conveys to Trustee, and Trustee's successors, substitutes, and assigns, the above-described Mortgaged Premises, in trust, for the purpose of securing payment of the Indebtedness, including all renewals, modifications, refinancings, rearrangements, and extensions thereof, and the full and complete performance of each and every obligation, covenant, duty and agreement of Grantor contained herein or in the Bonds or any other instrument executed by Grantor pertaining to the Bonds or as security therefor. TO HAVE AND TO HOLD the Mortgaged Premises, together with the rights, privileges and appurtenances thereto belonging unto the Trustee and his substitutes or successors forever, and Grantor is hereby bound to warrant and forever defend the Mortgaged Premises unto the Trustee, his substitutes or successors and their assigns, against the claims of all persons claiming any interest in the Mortgaged Premises or any part thereof, except for the Permitted Encumbrances. All of the covenants and agreements of Grantor herein shall survive the execution and delivery of this document and shall continue in force until written release hereof is executed by Beneficiary, its successors or assigns. "Accordingly, if Grantor shall perform faithfully each and all of the covenants and agreements herein contained and shall pay the Indebtedness in full, then, and then only, this conveyance shall be released in due form, upon Grantor's written request and at Grantor's expense. No release of this conveyance or the lien thereof shall be valid unless executed by Beneficiary, its successors or assigns.
III.  ADDITIONAL SECURITY

As further security for the Indebtedness and the full and complete performance of each and every obligation, covenant, agreement and duty of Grantor contained herein or contained in any other instrument executed by Grantor pertaining to the Bonds or the security therefor:

3.1 Assignment of Condemnation Awards. To the extent of the full amount of the Indebtedness secured hereby and of the costs and expenses (including reasonable attorneys' fees) incurred by Beneficiary in the collection of any award or payment, Grantor hereby assigns to Beneficiary any and all judgments, decrees, awards or payments, including all interest thereon, together with the right to receive the same, which may be made with respect to the Mortgaged Premises as a result of the exercise of the right of eminent domain. To the extent of the outstanding balance of the Indebtedness, all such damages, condemnation proceeds and consideration shall be paid directly to Beneficiary, and after first applying said sums to the payment of all costs and expenses (including reasonable attorneys, fees) incurred by Beneficiary in obtaining such sums, Beneficiary may, at its option, apply the balance on the Indebtedness, in any order and whether or not then due, or to the restoration of the Mortgaged Premises, or release the balance to Grantor. Said application or release shall not cure or waive any default. If Beneficiary elects to allow a portion of the proceeds of any condemnation proceedings to be paid to Grantor to be used in rebuilding, restoring, or repairing the Mortgaged Premises, then the disbursement of such proceeds shall be on such terms and subject to such conditions as Beneficiary may reasonably specify. Grantor shall promptly notify Beneficiary of the institution or threatened institution of any proceedings for the condemnation of any of the Mortgaged Premises. Beneficiary shall have the right to participate in any such condemnation proceedings.

IV.   GRANTOR'S REPRESENTATIONS AND WARRANTIES

In order to induce Beneficiary to purchase the Bonds, Grantor represents and warrants that:

4.1 Valid Title. Except for the Permitted Encumbrances, Grantor has good and indefeasible title in fee simple to the Mortgaged
Premises and has good right and lawful authority to mortgage and pledge the same.

4.2 Maintenance of Lien Priority. Grantor shall take all steps necessary to preserve and protect the validity and priority of the liens on the Mortgaged Premises created hereby. Grantor shall execute, acknowledge and deliver such additional instruments as Beneficiary may deem necessary in order to preserve, protect, continue, extend or maintain the liens and security interest created hereby as first liens on the Mortgaged Premises.

V.   COVENANTS OF GRANTOR

As long as any of the Indebtedness remains unpaid, Grantor covenants and agrees that:

5.1 Payment of Indebtedness. Grantor shall pay the Indebtedness promptly when due and payable in accordance with the terms of the Bonds and all other instruments evidencing, securing, or otherwise relating to the Indebtedness.

5.2 Insurance. Grantor shall keep the Mortgaged Premises insured against loss or damage by fire, windstorm, flood and extended coverage perils for the full replacement value of the Mortgaged Premises, and all such policies shall provide that any losses payable thereunder shall be payable as provided in the Trust Indenture. Notwithstanding anything in the Trust Indenture to the contrary, Grantor covenants and agrees that all insurance money and funds received on account of damage to or loss of the Mortgaged Premises shall promptly be applied to the repair or restoration of such facilities to their former condition or in such manner as will make the same afford approximately the same services. Regardless of whether any insurance proceeds payable to Grantor are sufficient to pay the full costs of repair or restoration of the Mortgaged Premises, Grantor shall promptly commence and carry out the repair or restoration of such facilities to their former condition or in such manner as will make the same afford approximately the same services. Grantor shall not permit or carry on any activity within or relating to the Mortgaged Premises that is prohibited by the terms of any insurance policy covering any part of the Mortgaged Premises or which permits cancellation of or increase in the premium payable for any insurance policy covering any part of the Mortgaged Premises. However, breach of the preceding sentence shall not be an event of default under this Deed of Trust until Beneficiary has given Grantor written notice of the alleged breach and Grantor has failed to cure such alleged breach after being given thirty (30) days time in which to do so. Grantor shall promptly deliver to Beneficiary a Certificate of Insurance showing that the Mortgaged Premises are insured as required herein.

5.3 Operation of Mortgaged Premises; Inspection Rights. Grantor shall discharge or otherwise satisfy all claims for labor performed and material furnished for any repairs, renewals, or replacements made to the Mortgaged Premises, and will not allow any liens against the Mortgaged Premises that would be superior in dignity to the lien created by this Deed of Trust. Grantor at all times shall comply with and perform all obligations under any applicable laws, statutes, regulations, ordinances, or restrictive covenants relating to the Mortgaged Premises and the use and operation thereof. Beneficiary and Beneficiary's agents or representatives shall have access to the Mortgaged Premises at all reasonable times in order to inspect same, and verify Grantor's compliance with Grantor's duties and obligations under this document.

5.4 Environmental Condition. Grantor shall not (i) handle solid waste, petroleum, or petroleum products on the Mortgaged Premises in such manner that they leak or spill onto or contaminate the Mortgaged Premises, or (ii) contaminate the Mortgaged Premises with any "hazardous materials", which shall mean any flammables, explosives, radioactive materials, asbestos, or other hazardous waste, including without limitation substances defined as "hazardous substances", "hazardous materials", or "toxic substances" in the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, and the Resources Conservation and Recovery Act, all as amended. To the extent allowed by law, Grantor will indemnify and hold Beneficiary harmless from and against any and all losses, demands, claims, costs, expenses, and liability asserted against Beneficiary and caused by Grantor's breach of this covenant. The provisions of this paragraph shall survive the foreclosure, if any, of this Deed of Trust.

5.5 ADA Compliance. Grantor shall comply, to the extent applicable to the Mortgaged Premises, with the provisions of the Americans with Disabilities Act of 1990, as it may from time to time be amended, but only with respect to improvements constructed after the date of this Deed of Trust.

VI.  TERMINATION OF TRUST

This Agreement and the grants and conveyances contained herein shall become null and void upon payment in full of the Indebtedness, and the Mortgaged Premises shall then revert to Grantor and the entire estate, right, title and interest of the Trustee and Beneficiary will thereupon cease.

VII.  DEFAULT

7.1 Events of Default. Grantor will be in default under this Agreement upon the happening of any of the following events or conditions, or the happening of any other event of default as defined elsewhere in this Agreement (hereinafter collectively referred to as an "Event of Default"):

(a) Grantor fails to make when due any payment of principal or interest under the Indebtedness.

(b) Grantor fails to keep or perform any of the covenants, conditions or stipulations contained in this Agreement, the Bonds, the Trust Indenture, or in any other instruments securing, evidencing or relating to the Indebtedness.

(c) Any warranty or representation made in this Agreement by Grantor is untrue or misleading in any material respect.

An Event of Default described in Section 7.1(a) is referred to herein as a "Monetary Default". An Event of Default described in Sections 7.1(b) and (c) is referred to herein as a "Non-Monetary
Default".

7.2 Notice and Cure for a Non-Monetary Default. Notwithstanding any other provision of this Deed of Trust, Beneficiary may not exercise any rights or remedies with respect to a Non-Monetary Default, unless and until Beneficiary gives Grantor written notice of the Non-Monetary Default and provides Grantor a thirty (30) day period of time in which to cure it (the "Cure Period"). If Grantor takes action to cure the Non-Monetary Default but cannot with reasonable diligence complete the cure within the Cure Period, the Cure Period shall be extended for a reasonable time to allow Grantor to cure it.

7.3 Notice and Cure for a Monetary Default. Notwithstanding any other provision of this Deed of Trust, Beneficiary may not exercise any rights or remedies with respect to a Monetary Default unless and until Beneficiary gives Grantor written notice of the Monetary Default and provides Grantor a ten (10) day period of time in which to cure it.

VIII.   RIGHTS OF BENEFICIARY UPON DEFAULT

8.1 Acceleration of Indebtedness. If an Event of Default is continuing after Beneficiary has given Grantor written notice thereof and the applicable time period for curing the Event of Default has elapsed, Beneficiary, at its option, may accelerate the maturity of the Indebtedness and declare the entire balance thereof immediately due and payable. Beneficiary must give Grantor written notice of its intent to accelerate the maturity of the Indebtedness as well as written notice that the maturity of the Indebtedness has been accelerated.

8.2 Limit on Beneficiary's Right to Foreclose. Notwithstanding any language herein to the contrary, Beneficiary may not exercise any right to foreclose (by judicial or non-judicial sale) the lien granted hereby or the vendor's lien retained in the deed of even date from Beneficiary to Grantor prior to December 31, 1995.

8.3 Judicial Proceedings. Upon the occurrence of an Event of Default, or at any time thereafter, or upon the breach of any covenant, term or condition herein contained, Beneficiary, at Beneficiary's option, in addition to causing the Trustee to exercise the power of sale hereafter given, may sue Grantor for damages on, or arising out of said default or breach, or for specific performance of any provision contained herein, or to enforce any other appropriate legal or equitable right.

8.4   Foreclosure Sale.

(a) Mechanics of Sale. Upon acceleration by Beneficiary of the Indebtedness, or at any time thereafter, the Trustee, when requested to do so by the Beneficiary, shall sell the Mortgaged Premises at public auction to the highest bidder for cash, between the hours of 10:00 a.m. and 4:00 p.m. on the first Tuesday in any month, but in any event within three (3) hours of the time designated in the notice of sale at the place designated by the Commissioner's Court of the county in which the Mortgaged Premises, or any part thereof, is situated, after (i) advertising the time, place and terms of sale and the description of the Mortgaged Premises to be sold by posting, or causing to be posted, at least twenty-one (21) consecutive days prior to the date of said sale, written or printed notices thereof at the designated area of the courthouse of the county in which the Mortgaged Premises is situated, which notice may be posted by the Trustee acting or by any person acting for him, and (ii) filing, at least twenty-one (21) days preceding the date of sale, a copy of the aforesaid notice in the office of the county clerk of the county in which the sale is to be made. Beneficiary shall, at least twenty-one (21) days preceding the date of sale, serve written or printed notice of the proposed sale by certified mail on each debtor obligated to pay the Indebtedness secured by this deed of trust according to the records of Beneficiary by the deposit of such notice, enclosed in a postpaid wrapper, properly addressed to such debtor at debtor's most recent address as shown by the records of Beneficiary in a post office or official depository under the care and custody of the United States Postal Service. The Trustee may postpone the sale of all or any portion of the Mortgaged Premises at any time and from time to time without notice or public announcement. Grantor hereby authorizes and empowers the Trustee to sell the Mortgaged Premises, as a unit or in lots or in parcels, as the Trustee shall deem expedient. If any sale hereunder is not completed or is defective in the opinion of Beneficiary, such sale shall not exhaust the power of sale hereunder and Beneficiary shall have the right to have a subsequent sale or sales to be made by the Trustee or by any successor or substitute trustee.

(b) Grantor's Warranties After Sale. Grantor hereby authorizes and empowers the Trustee to execute and deliver to the purchaser or purchasers of any of the Mortgaged Premises sold in foreclosure sales good and sufficient deeds of conveyance thereto by fee simple title (except for the Permitted Encumbrances), with covenants of general warranty, and the title of such purchaser or purchasers when so made by the Trustee, Grantor binds itself to warrant and forever defend (except for the Permitted Encumbrances)
.

(c) Application of Proceeds. The proceeds of any and all foreclosure sales of the Mortgaged Premises shall be applied as follows: (1) To the payment of all necessary actions and expenses incident to the execution of said sale or sales, including a reasonable fee to the Trustee, not exceeding five (5%) percent of the gross proceeds of the sale or sales of the Mortgaged Premises,
(2) to the payment of the Indebtedness, to the amount of the accrued interest and principal legally due thereon and all other sums secured hereby and to the payment of attorneys' fees as in the Bonds provided, (3) to any amounts required by law to be paid before payment to Grantor, and (4) the remainder, if any, shall be paid to Grantor or such other person or persons entitled thereto by law. Payment of the purchase price to Trustee shall satisfy the obligation of the purchaser at such sale thereof, and such purchaser shall not be bound to look to the application thereof.

(d) Deemed Redemption of Bonds. In the event Beneficiary forecloses the lien granted herein upon the Mortgaged Premises, the Bonds will be deemed to have been paid, discharged, and redeemed in full, and the debt evidenced thereby extinguished.

(e) Beneficiary Bid. Beneficiary may bid and being the highest bidder thereof, become the purchaser of any or all of the Mortgaged Premises at any trustee's or foreclosure sale hereunder and shall have the right to credit the amount of the bid upon the unpaid amount of the Indebtedness, in lieu of cash payment.

(f) Judicial Foreclosure. In the event a foreclosure sale is commenced hereunder by Trustee, Beneficiary, at any time prior to the completion of such sale, may direct such Trustee to abandon the sale and may thereafter institute suit for foreclosure of any of the liens and security interests created by this Deed of Trust. If Beneficiary shall so elect to institute a suit for collection of the Indebtedness or any part thereof and for foreclosure of the liens and security interests evidenced hereby, it is agreed further that Beneficiary, at any time before entry of final judgment:, may cause such suit to be dismissed and thereafter direct and require that Trustee proceed to sell the Mortgaged Premises, or any part thereof, in accordance with the terms hereof.

(g) Remedies Cumulative. Each and all of the rights, powers and remedies hereunder are cumulative of and in addition to all other rights, powers, and remedies herein contained or contained in any other instrument or document evidencing, securing, or otherwise relating to the Indebtedness or which Beneficiary may have under all applicable law.

(h) Disaffirmance. The purchaser at any trustee's or foreclosure sale hereunder may disaffirm any agreement relating to the Mortgaged Premises made in violation of any provision of this Deed of Trust, and may take immediate possession of the Mortgaged
Premises free from, and notwithstanding the terms of, such agreement.

IX.   SPECIAL CONDITIONS

This instrument is expressly made subject to the following special conditions.

9.1 Successor Trustees. At the option of the Beneficiary, without cause or notice, a successor or substitute trustee may be appointed by any officer, agent or attorney-in-fact of the Beneficiary without procuring the resignation of the former Trustee and without any formality other than a designation in writing of a successor or substitute trustee, who shall thereupon become vested with and succeed to all the powers and duties given to the Trustee herein named, the same as if the successor or substitute trustee had been named original Trustee herein; and such right to appoint a successor or substitute trustee shall exist as often and whenever the Beneficiary desires. If Beneficiary is a corporation, such appointment shall be presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any executive officer of the corporation.

9.2 No Waiver or Election. The exercise of any option given under the terms of this Agreement shall not be considered as a waiver of the right to exercise any other option given herein, and the filing of a suit to foreclose the lien granted by this Agreement either on any matured portion of the Indebtedness or for the whole of the Indebtedness, shall never be considered an election so as to preclude foreclosure under power of sale after a dismissal of the suit; nor shall the filing of the necessary notices for foreclosure, as provided in this Agreement, preclude the prosecution of a later suit thereon. Beneficiary may remedy any default without waiving it and may waive any default without waiving any prior or subsequent default.

  9.3 Landlord-Tenant Relationship. Any sale of the Mortgaged Premises under this Agreement shall, without f further notice, create the relationship of landlord and tenant at sufferance between the purchaser and Grantor, at a reasonable rental per day, payable daily; upon failure to surrender possession thereof, Grantor may be removed by a writ of possession upon suit by the purchaser.

9.4 Usury. This Agreement, the Bonds and all other agreements between Beneficiary and Grantor are hereby expressly limited so that in no contingency or event whatsoever, whether through acceleration of maturity of the Indebtedness or otherwise, shall the amount paid or agreed to be paid to the Beneficiary for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under the laws of the State of Texas as applicable to this transaction. In determining whether or not the rate of interest exceeds the highest lawful rate, Grantor and Beneficiary intend that all sums paid hereunder which are deemed interest for the purposes of determining usury be prorated, allocated or spread in the manner and over the longest period of time permitted under the applicable laws of the State of Texas. If, from any circumstances whatsoever, fulfillment of any provision hereof, of the Bonds or of any other agreement securing the Indebtedness, at the time performance of such provision shall be due, shall involve the payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if f from any circumstances, Beneficiary hereof shall ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive shall be applied to the reduction of the unpaid principal balance of the Indebtedness (and not to the payment of interest) or if the unpaid balance hall been fully paid, the excess shall be refunded to Grantor, and Beneficiary shall not be subject to any penalty provided for the contracting for, charging or receiving interest in excess of the maximum lawful rate regardless of when or the circumstances under which such refund for application was made.

9.5 Enforceability. If any provision hereof is presently or at any time becomes invalid or unenforceable, the other provisions hereof shall remain in full force and effect, and the remaining provisions hereof shall be construed in favor of the Trustee and the Beneficiary to effectuate the provisions hereof.

  9.6 Application of Payments. If the lien or liens created by this Agreement are invalid or unenforceable as to any part of the Indebtedness or if such lien or liens are invalid or unenforceable as to any part of the Mortgaged Premises, the unsecured or partially secured portion of the Indebtedness and all payments made on the Indebtedness, whether voluntary or under foreclosure or other enforcement action or procedures, shall be considered to have been first paid on and applied to the full payment of that portion of the Indebtedness which is not secured or not fully secured by the lien or liens created herein.

9.7 Meaning of Particular Terms. Whenever used, the singular number shall include the plural, the plural the singular, the use of any gender shall include all genders. The words "Grantor" and "Beneficiary" shall include their heirs, executors, administrators, successors and assigns and the word "Trustee" shall include his successors and substitute trustees.

9.8 Release or Extension-by Beneficiary. Beneficiary may release any part of the Mortgaged Premises or any person liable for the Indebtedness without in any way affecting the liens hereof on any part of the Mortgaged Premises not expressly released and may agree with any party with an interest in the Mortgaged Premises to extend the time for payment of all or any part of the Indebtedness or to waive the prompt and full performance of any term, condition or covenant of any instrument evidencing or securing the Indebtedness.

9.9 Partial Payments. Acceptance by, Beneficiary of any payment of less than the amount due on the Indebtedness shall be deemed acceptance on account only and the failure to pay the entire amount then due shall be and continue to be a default; and at any time thereafter and until the entire amount due on the Indebtedness has been paid, Beneficiary shall be entitled to exercise all rights conferred on it by the parties of this Agreement upon the occurrence of an Event of Default.

9.10 Titles not to be Considered. All section, subsection, paragraph or other titles contained in this Agreement are for reference purposes only and this Agreement shall be construed without reference to said titles.

9.11 Construction of Agreement. This Agreement may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, security agreement, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the lien hereof and the purposes and agreements herein set forth.

  9.12 Subrogation. To the extent that any advance of funds by Beneficiary is used to pay any indebtedness secured by an outstanding lien, interest, charge, or e evidence against the Mortgaged Premises or any part thereof, such funds having been advanced by Beneficiary at Granter's request, shall constitute a part of the Indebtedness and Beneficiary shall be surrogated to any and all rights, powers, equities, liens, and security interests owned or granted to any owner or holder of such indebtedness, irrespective of whether said security interests, liens, charges, or encumbrances are transferred to Beneficiary or are released of record.

  9.13 Other Acts. Grantor agrees that Grantor shall execute and deliver such other and further documents and do and perform such other acts as may be reasonably necessary and proper in Beneficiary's judgment to carry out the intention of the parties as herein expressed and to effect the purpose of this Deed of Trust.

9.14 Binding Effect. The covenants herein contained shall inure to the benefit of Beneficiary and Trustee, their respective heirs, personal representatives, successors, and assigns, and shall be binding upon the respective heirs, personal representatives, successors and assigns of Grantor, but nothing in this paragraph shall constitute an authorization for Grantor to sell, transfer, lease, or in any way dispose of the Mortgaged Premises or any part thereof if otherwise prohibited by any of the terms hereof.

9.15 Defense of Title. If, while this trust is in force, the title of Trustee to the Mortgaged Premises (excluding the Permitted Encumbrances), or any part thereof, or any interest therein, shall be attacked directly or indirectly, Grantor, at its cost and expense shall take all reasonable actions necessary and proper to defend Trustee's title to (i) that portion of the Mortgaged Premises (excluding the Permitted Encumbrances) conveyed by Beneficiary to Grantor by deed executed contemporaneously with this Deed of Trust (the "Todd Property"), but only with respect to an alleged condition or defect arising after the date of this Deed of Trust; and (ii) that portion of the mortgaged Premises (excluding the Permitted Encumbrances) other than the Todd Property, regardless of when the alleged condition or defect arose.

X.  PROHIBITION AGAINST TRANSFER

10.1 Transfers. Grantor shall not, without the prior written consent of Beneficiary, transfer, convey or mortgage all or any part of the Mortgaged Premises to any person or entity other than the Board of Trustees of the Galveston Wharves, absolutely or as security for a debt or other obligation, whether done by a direct or an indirect method, or enter into any contractual arrangement to do so, so long as the Indebtedness remains unpaid.

10.2 Continued Liability. In the event the ownership of the Mortgaged Premises or any part thereof becomes vested in a person other than Grantor, Beneficiary, at Beneficiary's option, may deal with such successor or successors in interest to this Deed of Trust, the Mortgaged Premises and to the Indebtedness in the same manner and to the same extent as with Grantor, without in any way vitiating or discharging Grantor's liability hereunder or upon the Indebtedness. No sale of the Mortgaged Premises and no forbearance on the part of Beneficiary, or extension of the time for the payment of the Indebtedness, shall operate to release, discharge, modify, change, or affect, either in whole or in part, any liability of Grantor or of any other party liable for payment of the Indebtedness.

XI.   PURCHASE MONEY LIEN

The debt evidenced by the Bonds is in part payment of the purchase price of a portion of the Mortgaged Premises; the debt is secured both by this Deed of Trust and by a vendor's lien on the property, which is expressly retained in a deed to Grantor of even date. This Deed of Trust does not waive the vendor's lien, and the two liens and the rights created by this instrument shall be cumulative. Beneficiary may elect to foreclose under either of the liens without waiving the other or may foreclose under both. The deed is incorporated into this Deed of Trust.

EXECUTED this       day of                     , 1993,


The City of Galveston, Texas

By:

Name:
Title:





THE STATE OF TEXAS

COUNTY OF GALVESTON

This instrument was acknowledged before me this        day of
1993, by                              of The City of Galveston,
Texas, on behalf-of the City.



Notary Public, State of Texas



AFTER RECORDING RETURN TO: